UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 14, 2010

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices)

(425) 354-5038

Registrant’s telephone number, including area code

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 14, 2010, AVI BioPharma, Inc. (the “Company”) was awarded a new contract with the U.S. Department of Defense Chemical and Biological Defense Program through the U.S. Army Space and Missile Defense Command for the advanced development of the Company’s hemorrhagic fever virus therapeutic candidates, AVI-6002 and AVI-6003, for Ebola and Marburg viruses, respectively.  The contract is funded as part of the Transformational Medical Technologies (TMT) program, which was pioneered to develop innovative platform-based solutions countering biological threats.

The contract is structured into four segments with potential funding of up to approximately $291 million.  Activity under the first segment is to begin immediately and provides for funding to the Company of up to approximately $80 million. After completion of the first segment, and each successive segment, TMT has the option to proceed to the next segment for either or both AVI-6002 and AVI-6003. If TMT exercises its options for all four segments, contract activities would include all clinical and licensure activities necessary to obtain FDA regulatory approval of each therapeutic candidate and would provide for a total funding award to the Company of up to approximately $291 million.

The contract was granted in response to proposals the Company submitted to a Request for Proposal (RFP) issued in November 2009 and initially submitted by the Company in February 2010. Under an earlier contract, the Company completed development activities that culminated in the opening of Investigational New Drug (IND) applications for both AVI-6002 and AVI-6003.

AVI-6002 and AVI-6003 are RNA-based therapeutic candidates from the Company’s anti-infective portfolio and use AVI’s proprietary PMOplus™ chemistry.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on July 15, 2010.

AVI BioPharma, Inc.

By:	/s/ J. David Boyle II

J. David Boyle II
Interim President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer